Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-4/A of ACCO Brands Corporation of our report dated February 28, 2013, except as to note 21 and note 22, which are as of April 16, 2013, with respect to the consolidated balance sheets of ACCO Brands Corporation as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity (deficit), for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, which report is included in the current report on Form 8-K of ACCO Brands Corporation dated April 16, 2013, and of our report dated February 28, 2013 with respect to the effectiveness of internal control over financial reporting as of December 31, 2012, which report is included in the December 31, 2012 annual report on Form 10-K of ACCO Brands Corporation, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this registration statement.

Our report dated February 28, 2013 on internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, the Mead Consumer and Office Products Business (“Mead C&OP Business”) internal control over financial reporting associated with total assets of $514.4 million and total revenues of $551.5 million included in the consolidated financial statements of ACCO Brands Corporation and subsidiaries as of and for the year ended December 31, 2012.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over the financial reporting of the Mead C&OP Business.

/s/ KPMG LLP

Chicago, Illinois

May 14, 2013